Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made between Radius Health, Inc. (the “Company”) and G. Kelly Martin (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company beginning on April 28, 2020 (the “Effective Date”) on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Employment.

(a)    Term. The Company shall employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”). The Executive’s employment with the Company shall be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement.

(b)    Position and Duties.

(i) The Executive shall serve as the Chief Executive Officer and President of the Company (the “CEO”) and shall have such powers and duties as may from time to time be prescribed by the Board of Directors of the Company (the “Board”). In addition, the Company shall cause the Executive to be nominated for election to the Board and to be recommended to the stockholders for election to the Board as long as the Executive remains the CEO; provided that the Executive shall not receive additional compensation in connection with his Board service; provided further that the Executive shall be deemed to have resigned from the Board and from any related positions upon ceasing to serve as CEO for any reason.

(ii) Except as provided in (iii) below, the Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive will be permitted to (a) with the prior written consent of the Board, act or serve as a director, trustee, committee member or principal of any type of business that does not compete with the Company, civic or charitable organization, and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive’s duties and responsibilities to the Company.

(iii) The Company acknowledges that it has been fully advised of the Executive’s current and contemplated outside business activities and share ownerships in the companies listed on Exhibit A hereto (the “Outside Activities”) and agrees that the restrictions of Subparagraph (ii) do not apply to those outside activities, provided that such outside activities do not unduly interfere with the performance of the Executive’s duties and responsibilities to the Company.

(c)    Place of Performance. The principal place of the Executive’s employment shall be the Company’s principal executive office, which is currently located in Waltham, Massachusetts, provided that the Executive may be required to travel on Company business, consistent with Company business needs.

2.    Compensation and Related Matters.

(a)    Base Salary. The Executive’s initial base salary shall be paid at the rate of $600,000 per year. The Executive’s base salary shall be subject to periodic review and possible increase (but not, without the advance written consent of the Executive, decrease) by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for its executive officers.

(b)    Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.

(c)    Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans. The Company reserves the right to amend or cancel any employee benefit plans at any time in its sole discretion, subject to the terms of such employee benefit plan and applicable law.

(d)    Paid Time Off. The Executive shall be entitled to take paid time off in accordance with the Company’s applicable paid time off policy for executive officers, as may be in effect from time to time.

(e)    Equity. In consideration of the Executive entering into this Agreement and as an inducement to join the Company, the Company shall grant to the Executive on the Effective Date (i) 575,000 stock options for the purchase of common stock of the Company that shall be subject to time-based vesting (the “Time-Based Options”), and (ii) 575,000 stock options for the purchase of common stock of the Company, that shall be subject to performance-based vesting (the “Performance-Based Options”). The Time-Based Options and the Performance-Based Options shall have an exercise price equal to the market price of the Company’s common stock on the Effective Date (which shall also be the date of the grant) and shall have a ten (10) year term prior to expiration. The Time-Based Options will vest over four (4) years, with 25% of the underlying shares vesting on the first anniversary of the Effective

Date, and the remaining 75% vesting in equal monthly installments over the following thirty-six (36) months, provided in all cases that the Executive remains employed in good standing on each such vesting date, except as otherwise provided in this Agreement. The Performance-Based Options shall have a five (5) year performance vesting period (the “Performance Vesting Period”), with the percentage of the options vesting during such five year period tied to the Company’s achievement of minimum Total Shareholder Return (“TSR”), as defined below, pursuant to the following terms (with no partial vesting for meeting less than any specified TSR performance-level):

•	If TSR is 50% above the Exercise Price during the Performance Vesting Period for twenty (20) consecutive trading days, then 25% of the Performance-Based Options shall vest.

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If TSR is 100% above the Exercise Price during the Performance Vesting Period for twenty (20) consecutive trading days, then an additional 25% of the Performance-Based Options shall vest (such that a total of 50% of the Performance-Based Options shall be vested).

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If TSR is 150% above the Exercise Price during the Performance Vesting Period for twenty (20) consecutive trading days, then an additional 25% of the Performance-Based Options shall vest (such that a total of 75% of the Performance-Based Options shall be vested).

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If TSR is 200% above the Exercise Price during the Performance Vesting Period for twenty (20) consecutive trading days, then an additional 25% of the Performance-Based Options shall vest (such that a total of 100% of the Performance-Based Options shall be vested).

For purposes of the Performance-Based Options, “TSR” means the Company’s total shareholder return, calculated based on the stock price appreciation during a specified measurement period plus the value of dividends or cash or property paid on such stock during the measurement period which shall be deemed to have been reinvested in the underlying Company’s stock and subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the shares of common stock of the Company.

Notwithstanding the foregoing, no Performance-Based Options shall vest prior to the one year anniversary of the grant date, such that if the Executive achieves any of the above performance criteria prior to the one year anniversary of the grant date, the corresponding vesting shall occur on the one year anniversary of the grant date.

In addition, notwithstanding the foregoing or anything to the contrary in the applicable option agreement, the Performance-Based Options shall vest and become fully exercisable in accordance with the TSR performance-level achieved at the time of a Change of Control, as defined below, without regard to either such one year minimum vesting period or the 20-day measurement period described immediately above, and any portion of a Performance-Based Option that does not achieve the required TSR performance-level in connection with such

Change of Control shall immediately be terminated upon the consummation of such transaction, unless the Company or the successor to or acquiror of the Company’s business (whether by sale of outstanding stock, merger, sale of substantially all the assets or otherwise) elects to assume such unvested outstanding stock options or the common stock of the Company otherwise remains outstanding following the consummation of the Change in Control.

The Time-Based Options and the Performance-Based Options are intended to constitute an “employment inducement grant” under NASDAQ Listing Rule 5635(c)(4), and consequently are intended to be exempt from the NASDAQ rules regarding shareholder approval of stock option and stock purchase plans. The Time-Based Options and the Performance-Based Options shall be subject to all terms, vesting schedules, limitations, restrictions and termination provisions set forth in the Company’s 2018 Stock Option and Incentive Plan and form of non-qualified stock option agreement thereunder, provided that the stock option agreement to be executed by the Executive and the Company to evidence the grant of the Time-Based Options and the Performance-Based Options will reflect that they are being issued as employment inducement grants outside of the Company’s 2018 Stock Option and Incentive Plan.

Upon exercise of the stock options contemplated by this Agreement, the Executive shall have the right to instruct the Company to deliver to him fewer shares and use the value of the shares not delivered to satisfy the exercise price and meet any payment or employee withholding tax obligations resulting from the exercise, all as set forth more fully in the stock option agreement to be executed by the Executive and the Company to evidence the grant of the Time-Based Options and the Performance-Based Options.

(f)    Additional Discretionary Compensation. While the Compensation Committee has discretion to award the Executive additional incentive compensation from time to time, no annual cash bonus is currently anticipated to be made during the Term, nor are any annual equity refresh grants or other supplemental equity grants anticipated to be made to the Executive while the Time-Based Options remain subject to vesting.

3.    Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)    Death. The Executive’s employment hereunder shall terminate upon death.

(b)    Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform or expected to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with reasonable accommodation for a period of 180 days (which need not be consecutive) in any twelve (12)-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)    Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean any of the following:

(i)    the Executive’s commission of an act of fraud, embezzlement or theft against the Company or its subsidiaries;

(ii)    the Executive’s conviction of, or plea of no contest to, a felony or crime involving moral turpitude;

(iii)    the Executive’s willful non-performance of material duties as an employee of the Company, which to the extent such failure can be fully cured remains uncured for thirty (30) days following the Executive’s receipt of written notice thereof;

(iv)    the Executive’s material breach of any material agreement with the Company or any of its subsidiaries, including the Restrictive Covenants Agreement (as defined below);

(v)    the Executive’s gross negligence, willful misconduct or any other act of willful disregard for the Company’s or any of its subsidiaries’ best interests; or

(vi)    the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliate’s) premises.

(d)    Termination by the Company without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e)    Termination by the Executive. The Executive may terminate employment hereunder at any time for any reason, including but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without the Executive’s consent (each, a “Good Reason Condition”):

(i)    a material diminution in the Executive’s Base Salary;

(ii)    a material diminution in the Executive’s authority, duties or responsibilities, other than as a result of a Change of Control immediately after which the

Executive holds a position with the Company or its successor (or any other entity that owns substantially all of the Company’s business after such sale) that is substantially equivalent with respect to the Company’s business as the Executive held immediately prior to such Change of Control;

(iii)    a change in the geographic location of the Executive’s principal place of employment to any location that is more than seventy-five (75) miles from the location immediately prior to such change;

(iv)    a material breach of this Agreement by the Company; or

(v)    the failure of the Company to obtain an agreement from any successor to all or substantially all of the business or assets of the Company to assume this Agreement as contemplated in Section 13 of this Agreement.

The “Good Reason Process” consists of the following steps:

(i)    the Executive reasonably determines in good faith that a Good Reason Condition has occurred;

(ii)    the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within sixty (60) days of the first occurrence of such condition;

(iii)    the Executive cooperates in good faith with the Company’s efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the Good Reason Condition;

(iv)    notwithstanding such efforts, the Good Reason Condition continues to exist; and

(v)    the Executive tenders his resignation within thirty (30) days after the end of the Cure Period.

If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

4.    Matters Related to Termination.

(a)    Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b)    Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by death, the date of death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for

Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company without Cause under Section 3(d), the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) other than for Good Reason, thirty (30) days after the date on which a Notice of Termination is given or such other date as is mutually agreed by the parties, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

(c)    Accrued Obligations. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination; (ii) any accrued but unpaid vacation (to the extent applicable), (iii) any unpaid expense reimbursements (subject to, and in accordance with, Section 2(b) of this Agreement); and (iv) any other amounts or benefits, if any, under the Company’s employee benefit plans, programs or arrangements to which the Executive may be entitled pursuant to the terms of such plans, programs or arrangements or applicable law, payable in accordance with the terms of such plans, programs through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”).

(d)    Resignation of All Other Positions. Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from all positions that he holds as an officer or member of the Board (or committee thereof) of the Company or any of its affiliates.

5.    Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason Outside the Change of Control Period. If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates employment for Good Reason as provided in Section 3(e), each outside of the Change of Control Period (as defined below), then, in addition to the Accrued Obligations, and subject to (i) the Executive signing a separation agreement and release in a form and manner reasonably satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities (other than claims for indemnification that survive the Executive’s termination of employment), a reaffirmation of all of the Executive’s Continuing Obligations (as defined below) and a six (6) month post-employment noncompetition agreement that shall have the same scope of proscribed activities as is described in Section 10(a) of the Restrictive Covenants Agreement, and shall provide that if the Executive breaches the noncompetition agreement or any of the Continuing Obligations, all payments of the Severance Amount shall immediately cease (the “Separation Agreement and Release”), and (ii) the Separation Agreement and Release becoming irrevocable, all within sixty (60) days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release), which shall include a seven (7) business day revocation period:

(a)    the Company shall pay the Executive an amount equal to twelve (12) months of the Executive’s Base Salary (the “Severance Amount”); and

(b)    notwithstanding anything to the contrary in the applicable option agreement, (i) the Performance-Based Options that would have vested in the twelve (12)-month period following the Date of Termination shall vest subject to the Company’s achievement of the applicable terms set forth in Section 2(e) of this Agreement during the twelve (12)-month period following the Date of Termination, (ii) if the Date of Termination is within twenty-four (24)-month period following the Effective Date, the Time-Based Options that would have vested in the twelve (12)-month period following the Date of Termination had the Executive remained employed for such period shall immediately accelerate and become fully exercisable as of the later of (A) the Date of Termination or (B) the effective date of the Separation Agreement and Release (the “Accelerated Vesting Date”), and (iii) if the Date of Termination is after the twenty-four (24)-month period following the Effective Date, any unvested portion of the Time-Based Options as of the Date of Termination shall immediately accelerate and become fully exercisable as of the Accelerated Vesting Date; provided that any termination of the unvested portion of the Performance-Based Options or the Time-Based Options to be accelerated pursuant to this subsection that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed to effect the terms of this subsection and such termination will subsequently occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein and, in the case of the Performance-Based Options, the failure of the Company to achieve the applicable performance objectives during the twelve (12)-month period following the Date of Termination. Notwithstanding the foregoing, no additional vesting of the Time-Based Options shall occur during the period between the Executive’s Date of Termination and the Accelerated Vesting Date; and

(c)    if the Executive timely elects continued coverage under COBRA for the Executive and his covered dependents under the Company’s group health plans following the Date of Termination, then the Company shall pay the COBRA premiums necessary to continue the Executive’s and his covered dependents’ health insurance coverage in effect on the Date of Termination until the earliest of (x) twelve (12) months following the Date of Termination, (y) the date when the Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (and the Executive agrees to promptly notify the Company of such eligibility) and (z) the date the Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Date of Termination through the earlier of (x)-(z), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Executive’s behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section 5(c), the Company shall pay the Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to the Executive’s payment of COBRA premiums.

The amounts payable under Section 5, to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months commencing within sixty (60) days after the Date of Termination; provided, however, that if the sixty (60)-day period begins in one calendar year and ends in a second calendar year, the Severance Amount, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

6.    Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason within the Change of Control Period. The provisions of this Section 6 shall apply in lieu of, and expressly supersede, the provisions of Section 5 if (i) the Executive’s employment is terminated either (a) by the Company without Cause as provided in Section 3(d), or (b) by the Executive for Good Reason as provided in Section 3(e), and (ii) the Date of Termination is within twelve (12) months after the occurrence of the first event constituting a Change of Control (such period, the “Change of Control Period”). The provisions of this Section 6 shall have no force or effect outside of a Change of Control Period.

(a)    If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates employment for Good Reason as provided in Section 3(e) and in each case the Date of Termination occurs during the Change of Control Period, then, in addition to the Accrued Obligations, and subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming fully effective, all within the time frame set forth in the Separation Agreement and Release but in no event more than sixty (60) days after the Date of Termination:

(i)    the Company shall pay the Executive a lump sum in cash in an amount equal to three (3) times the Executive’s then current annual Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change of Control, if higher) (the “Change of Control Payment”); and

(ii)    notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all time-based stock options and other stock-based awards subject to time-based vesting held by the Executive, including, without limitation, the Time-Based Options (collectively, the “Time-Based Equity Awards”) shall immediately accelerate and become fully exercisable or nonforfeitable as of the Accelerated Vesting Date; provided that any termination or forfeiture of the unvested portion of such Time-Based Equity Awards that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the effective date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Executive’s Date of Termination and the Accelerated Vesting Date; and

(iii)    notwithstanding anything to the contrary in the option agreement for the Performance-Based Options, if the Company or the successor to or acquiror of the Company’s business (whether by sale of outstanding stock, merger, sale of substantially all the assets or otherwise) elects to assume any unvested outstanding Performance-Based Options or the common stock of the Company otherwise remains outstanding following the consummation of the Change in Control, the Performance-Based Options that would have vested in the twelve (12)-month period following the Date of Termination after such Change of Control shall vest subject to the Company’s achievement of the applicable terms set forth in Section 2(e) of this Agreement during such twelve (12)-month period following such Date of Termination and any termination of the unvested portion of the Performance-Based Options that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed to effect the terms of this subsection and such termination will subsequently occur upon the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein and the failure of the Company to achieve the applicable performance objectives during the twelve (12)-month period following the Date of Termination.

(iv)    if the Executive timely elects continued coverage under COBRA for the Executive and his covered dependents under the Company’s group health plans following the Date of Termination, then the Company shall pay the COBRA premiums necessary to continue the Executive’s and his covered dependents’ health insurance coverage in effect on the Date of Termination until the earliest of (x) twelve (12) months following the Date of Termination, (y) the date when the Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (and the Executive agrees to promptly notify the Company of such eligibility) and (z) the date the Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Date of Termination through the earlier of (x)-(z), the “COBRA Change of Control Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Executive’s behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section 6(a)(iv), the Company shall pay the Executive on the last day of each remaining month of the COBRA Change of Control Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Change of Control Severance Payment”), such Special Change of Control Severance Payment to be made without regard to the Executive’s payment of COBRA premiums.

The amounts payable under this Section 6(a), to the extent taxable, shall be paid or commence to be paid within sixty (60) days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(b)    Additional Limitation.

(i)    Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii)    For purposes of this Section 6(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii)    The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c)    Definitions. For purposes of this Section 6, “Change of Control” shall mean a “Change of Control” as defined in the Company’s 2018 Stock Option and Incentive Plan, except that clause (d) of such definition shall not constitute a Change of Control under this Agreement.

7.    Section 409A.

(a)    Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six (6)-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)    All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)    To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)    The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement or the Restrictive Covenants Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this

Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)    The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

8.    Continuing Obligations.

(a)    Restrictive Covenants Agreement. As a condition of employment, the Executive is required to enter into the Confidentiality and Noncompetition Agreement attached hereto as Exhibit B (the “Restrictive Covenants Agreement”). For purposes of this Agreement, the obligations in this Section 8 and those that arise in the Restrictive Covenants Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.”

(b)    Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information, other than confidentiality restrictions (if any), or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not share with the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c)    Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses, including, without limitation and unless the Company reasonably determines that it is in the best interest of the Company and the Executive for the Executive not to be represented by counsel in connection with such cooperation services, reasonable attorney fees, incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(c).

(d)    Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

9.    Indemnification. In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Executive shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer or director of the Company and/or to the maximum extent permitted under applicable law from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). This obligation shall survive the termination of this Agreement.

10.    Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the exclusive personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

11.    Integration. This Agreement, including Exhibits A and B, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

12.    Withholding; Tax Effect. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

13.    Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets; provided further, that the Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company to assume this Agreement. Notwithstanding the foregoing, if the Executive remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then the Executive shall not be entitled to any payments, benefits or vesting pursuant to Section 5 or pursuant to Section 6 of this Agreement solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns.

14.    Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction such provision will be deemed to be restated to reflect as nearly as possible the parties’ original intentions in accordance with applicable law, and the remainder of the Agreement will remain in full force and effect.

15.    Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

16.    Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.    Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board. Notices may also be sent by email to the last email address of the Executive or the Chairperson of the Board (the “Chairperson”), as the case may be; provided that such email notice is promptly thereafter confirmed by one of the foregoing methods. For purposes of email notice, the applicable email address of the Executive shall be the most recent email address that the Executive has provided to the Company, whereas the Chairperson’s email address shall be the Chairperson’s regular business email address as of the date of notice.

18.    Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

19.    Effect on Other Plans and Agreements. An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except as otherwise provided in Section 8 hereof, and except that the Executive shall have no rights to any severance benefits under any Company severance pay plan, offer letter or otherwise. Except for the Restrictive Covenants Agreement, in the event that the Executive is party to an agreement with the Company providing for payments or benefits under such plan or agreement and under this Agreement, the terms of this Agreement shall govern and the Executive may receive payment under this Agreement only and not both. Further, Section 5 and Section 6 of this Agreement are mutually exclusive and in no event shall the Executive be entitled to payments or benefits pursuant to both Section 5 and Section 6 of this Agreement.

20. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

21. Conditions. Notwithstanding anything to the contrary herein, the effectiveness of this Agreement shall be conditioned on (i) the Executive’s satisfactory completion of reference and background checks, if so requested by the Company, and (ii) the Executive’s submission of satisfactory proof of the Executive’s legal authorization to work in the United States.

22. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

RADIUS HEALTH, INC.

/s/ Owen Hughes
By: Owen Hughes
Its: Chairman of the Board of Directors

Date: April 24, 2020

EXECUTIVE

/s/ G. Kelly Martin
G. Kelly Martin

Date: April 24, 2020

Exhibit A

Outside Activities

•	Transition Bio (non-employee co-founder and director)

•	Wren Therapeutics (Executive Chairman)

•	Novan – Affiliate until May 3, 2020

•	Cycle Pharma (passive investor)

•	Malin Corp (passive investor)

Exhibit B

Restrictive Covenants Agreement

Confidentiality and Non-Competition Agreement

In consideration for and as a condition of the commencement of my employment by Radius Health, Inc., (together with its subsidiaries, affiliates, successors or assigns, the “Company”) and in exchange for, among other things, the opportunity to receive the inducement grants specified in Section 2(e) of the Employment Agreement between me and the Company to which this Confidentiality and Non-Competition Agreement (this “Agreement”) is attached and the potential accelerated vesting of such inducement grants, as described in the Employment Agreement, and the receipt of the compensation now and hereafter paid to me by the Company, which I acknowledge and agree is fair and reasonable consideration, I agree as follows:

1. Definition of Confidential Information. I acknowledge that I may be furnished or have access to confidential, proprietary or trade secret information relating to the Company’s past, present or future (a) products, processes, formulas, patterns, compositions, compounds, projects, specifications, know how, research data, clinical data, personnel data, compilations, programs, devices, methods, techniques, inventions, software code, developments, documentation, original works of authorship, designs and technical data, and improvements thereto (collectively, “Technology”); (b) research and development activities, (c) marketing, business or business development activities, including without limitation prospective or actual bids or proposals, pricing information and financial information; (d) customers or suppliers; or (e) other administrative, management, planning, financial, marketing, purchasing or manufacturing activities. All of this type of information, whether it belongs to the Company or was provided to the Company by a third party with the understanding that it be kept confidential, and any documents, diskettes or other storage media, or other materials or items containing this type of information, are proprietary and confidential to the Company (“Confidential Information”).

2. Obligations. I agree to preserve and protect the confidentiality of Confidential Information both during and after my employment with the Company. In addition, I agree not to, at any time during the term of this Agreement or thereafter, (a) disclose or disseminate Confidential Information to any third party, including without limitation, employees or consultants of the Company without a legitimate business need to know; (b) remove Confidential Information from the Company’s premises or make copies of Confidential Information, except as required to perform my job; or (c) use Confidential Information for my own benefit or for the benefit of any third party. I also agree to take all actions necessary to avoid unauthorized disclosure and otherwise to maintain the confidential or proprietary nature of such Confidential Information. If I am not certain whether or not information is confidential, I will treat that information as Confidential Information until I have verification from the Company’s Personnel Officer that the information is not Confidential Information.

3. Exceptions. The Company agrees that the obligations in Section 2 do not apply to any information that I can establish (a) has become publicly known without a breach of this Agreement by me or a third party’s breach of an agreement to maintain the confidentiality of the information; or (b) was developed by me outside of the scope of my employment by the Company. For the purposes of clause (a) of the preceding sentence, Confidential Information will be deemed to have become publicly known only if I can establish that all material features comprising such information have become publicly known.

4. Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or current employer or any other person or entity and that I will not share with the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

5. Inventions and Works Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all Technology which was created, made, conceived, developed or reduced to practice (collectively, “Developed”) by me, solely or jointly, prior to my employment with the Company (collectively referred to as “Prior Works or Inventions”), which belong to me, which relate to the Company’s business, products, or research and development, and which are not assigned to the Company hereunder, or, if no such list is attached, I represent that there are no such Prior Works or Inventions. If, in the course of my employment with the Company, I incorporate into a Company product, process or machine, or otherwise use for the benefit of the Company, a Prior Work or Invention, whether or not listed, owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, assignable, irrevocable, perpetual, worldwide license to make, have made, modify, reproduce, distribute, prepare derivative works of, use, import, offer to sell, sell and otherwise exploit such Prior Work or Invention, including without limitation as part of or in connection with such product, process or machine or other use of the same.

6. Ownership of Work Product.

(a)    I agree that the Company owns all right, title and interest in, including without limitation all trade secrets, patent rights, copyrights, trademarks, and other intellectual property rights (collectively, “Intellectual Property Rights”) in the following works that I Develop, solely or jointly, during and for one (1) year after termination of my employment with the Company: (i) Technology that is created using the Company’s facilities, supplies, information, trade secrets or time, (ii) Technology that relates directly or indirectly to or arises out of the actual or proposed business of the Company, including, without limitation the research and development activities of the Company, (iii) Technology that relates directly or indirectly to or arises out of any task assigned to me or work I perform for the Company or (iv) Technology that is based on the Company’s Confidential Information (collectively “Work Product”). I will promptly provide full written disclosure to an officer of the Company of any Work Product I Develop, solely or jointly, during the term and for a period of one (1) year thereafter. I hereby irrevocably assign and agree to assign to the Company the ownership of, and all Intellectual Property Rights in, the Work Product. The Company will have the right to hold in its own all rights in the Work Product, including without limitation all Intellectual Property Rights therein. I also waive all claims to moral rights in any Work Product.

(b)    I agree to cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other Intellectual Property Rights (both in the United States and foreign countries) relating to Work Product, and the Company shall reimburse me for my reasonable costs incurred in connection with such cooperation. I agree to execute and deliver all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable to protect its rights and interests in any Work Product. I further agree that if the Company is unable, after reasonable effort, to secure my signature on any such papers, any executive officer of the Company shall be entitled to execute any such papers as my agent and attorney-in-fact, and I hereby irrevocably designate and appoint each executive officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable to protect its rights and interests in any Work Product, under the conditions described in this sentence.

7. Maintenance of Records. I agree to keep and maintain adequate and current written records of all Work Product made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

8. Return of Confidential Information. I agree to return to the Company all Confidential Information in my possession, custody or control immediately upon my termination, or earlier, from the Company for any reason, if the Company requests.

9. Notification of New Employer. In the event I leave the employ of the Company for any reason, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

10. Noncompetition; Nonsolicitation of Employees. In order to protect the value of any Confidential Information and the Company’s goodwill, I agree to the following provisions against unfair competition, which I acknowledge represent a fair balance of the Company’s rights to protect its business and my right to pursue employment:

(a)    While I am employed (whether as an employee or consultant) at the Company and for a period (the “Restricted Period”) immediately following termination of such employment (for any reason whatsoever, whether voluntary or involuntarily) of (i) one (1) year or (ii) two (2) years following the last day of my employment if I breach my fiduciary duty to the Company or if I have unlawfully taken, physically or electronically, property belonging to the Company, I agree that I will not, whether alone or as a partner, officer, director, consultant, agent, representative, employee or security holder of any company or their commercial enterprise, directly or indirectly engage in, have an equity interest in, interview for a potential employment or consulting relationship with or manage, provide services to or operate any person, firm, corporation, partnership, association, other entity or business or other activity anywhere in the world that engages in business that is competitive with or renders services to any firm or business organization which competes with the business of the Company, which business includes, without limitation, the research, discovery, development and/or commercialization of therapeutics to treat osteoporosis or related endocrine diseases, or any other therapeutic areas that the Company is actively engaged in at the time of termination of my employment (the “Company’s Business”); provided, that the Company’s Business shall not include any business that the Company has not taken more than de minimis steps to engage in at the time of the termination of my employment. The foregoing prohibition shall not prevent my employment or engagement after termination if such employment or engagement, in any capacity, does not involve work or matters related to the Company’s Business, nor shall it prevent me from owning securities of a public company not in excess of five percent (5%) of any class of such securities and to own stock partnership interests or other securities of any entity not in excess of five percent (5%) of any class of such securities. Notwithstanding the foregoing, I shall not be subject to the restrictions of this Section 10(a) after my employment with the Company ends (nor entitled to the Noncompetition Consideration set forth below) if the Company terminates my employment without Cause or lays me off, or if I resign my employment for Good Reason. For purposes of this Agreement, “Cause” and “Good Reason” shall have the meanings ascribed to such terms in the Employment Agreement. For the avoidance of doubt, if I resign my employment other than for Good Reason or if the Company terminates my employment with Cause, this Section 10(a) shall be in full force and effect unless the Company waives it rights under this Section 10(a) pursuant to Section 13(a) below. For its part, the Company agrees to provide the Noncompetition Consideration to me in exchange for my post-employment obligations under this Section 10(a); provided that the Company may waive its rights under this Section 10(a) pursuant to Section 13(a) below and in such event, the Company shall not be obligated to provide the Noncompetition Consideration. The “Noncompetition Consideration” consists of payments to me for the post-employment portion of the Restricted Period (but for not more than twelve (12) months following the end of my employment) at the rate of 50% of the highest annualized base salary paid to me by the Company within the two-year period preceding the last day of my employment. I acknowledge that this covenant is necessary because the Company’s legitimate business interests cannot be adequately protected solely by the other covenants in this Agreement. I further acknowledge and agree that any payments I receive pursuant to this Section 10(a) shall reduce (and shall not be in addition to) any severance or separation pay that I am otherwise entitled to receive from the Company pursuant to an agreement, plan or otherwise.

(b)    While I am employed (whether as an employee or consultant) at the Company and for the Restricted Period, I agree that I will not (i) directly or indirectly, solicit, recruit or induce any employee, customer, subscriber, supplier, vendor or business affiliate of the Company to terminate its employment or other arrangement with the Company or otherwise alter its relationship with the Company or (ii) directly or indirectly, for myself or any other person or entity, solicit or recruit any employee of the Company to work for a third party other than the Company or hire any such employee during the employee’s employment with the Company and for a period of twelve (12) months following the employee’s employment with the Company or engage in any activity that would cause or encourage any employee to violate any agreement with the Company.

(c)    In the event the terms of this Section 10 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

11. Representations and Warranties. I represent and warrant that (a) I am able to perform the duties of my position and that my ability to work for the Company is not limited or restricted by any agreements or understandings between me and other persons or companies; (b) I will not disclose to the Company, its employees, consultants, clients, teaming partners or suppliers, or induce any of them to use or disclose, any confidential information or material belonging to others, except with the written permission of the owner of the information or material; and (c) any information, material or product I create or develop for, or any advice I provide to, the Company, its employees, consultants, clients, teaming partners or suppliers, will not rely or be based on confidential information or trade secrets I obtained or derived from a source other than the Company. I agree to indemnify and hold the Company harmless from damages, claims, costs and expenses based on or arising from the breach of any agreement or understanding between me and another person or company or from my use or disclosure of any confidential information or trade secrets I obtained from sources other than the Company.

12. Damages and Injunctive Relief. I acknowledge and agree that:

(a)    My obligations under this Agreement have a unique and substantial value to the Company and I remain obligated even if I voluntarily or involuntarily leave the Company’s employment. I understand that if I violate this Agreement during or after my employment, the Company may be able to recover monetary damages from me and/or the other relief described below.

(b)    I agree that a violation or even a threatened violation of this Agreement is likely to result in irreparable harm to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and monetary damages alone will not completely compensate the Company for the harm. Accordingly, the Company may obtain an injunction prohibiting me from violating this Agreement, an order requiring me to render specific performance of the Agreement, and/or any other remedy which may be available at law or in equity.

(c)    If a court determines that I have breached or attempted or threatened to breach this Agreement, I consent to the granting of an injunction restraining me from further breaches or attempted or threatened breaches of this Agreement, compelling me to comply with this Agreement, and/or prescribing other equitable remedies.

13. Miscellaneous Provisions.

(a)     The Company and I acknowledge and agree that the Company’s election not to provide me with the Noncompetition Consideration as set forth in Section 10(a) shall be deemed a waiver of my noncompetition obligations under Section 10(a). Otherwise, no failure or delay to act by the Company will waive any right, remedy or power contained in this Agreement and any waiver by the Company must be in writing and signed by the Chairperson of the Board of Directors of the Company to be effective.

(b)    The provisions of this Agreement are applicable to Confidential Information and Work Product disclosed, developed or proprietary before or after I sign this Agreement.

(c)    I understand that nothing contained in this Agreement limits my ability to communicate with any federal, state or local governmental agency or commission. I further understand that pursuant to the federal Defend Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(d)    This Agreement is to be construed according to its fair meaning and not strictly for or against either party.

(e)    This Agreement will be governed by the law of the Commonwealth of Massachusetts without regard to its conflicts of laws provisions that would result in the application of the laws of any other jurisdiction. Suit to enforce any provision of this Agreement or to obtain any remedy with respect hereto may be brought in a courts of the Commonwealth of Massachusetts and for this purpose I expressly consent to the jurisdiction of said courts; provided, however, the Company and I agree that all civil actions relating to Section 10(a) of this Agreement shall be brought in the county of Suffolk and that the superior court or the business litigation session of the superior court shall have exclusive jurisdiction.

(f)    If any provision of this Agreement conflicts with the law of the Commonwealth of Massachusetts or if any provision is held invalid by a court with jurisdiction over the parties to this Agreement, the provision will be deemed to be restated to reflect as nearly as possible the parties’ original intentions in accordance with applicable law, and the remainder of the Agreement will remain in full force and effect. If it is not possible to restate the provision in a legal and valid manner, then the provision will be deemed not to be a part of the Agreement and the remaining provisions will remain in full force and effect.

(g)    This document constitutes the entire agreement between the Company and me concerning the matters addressed in this Agreement and with respect to all periods after the date hereof it supersedes any prior agreement concerning those matters. This Agreement shall constitute the Confidentiality and Noncompetition Agreement for purposes of the Employment

Agreement between me and the Company. This Agreement may not be changed in any respect except by a written agreement signed by both parties. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(h)    My obligations under this Agreement are independent of any obligation, contractual or otherwise, the Company has to me. The Company’s breach of any such obligation shall not be a defense against the enforcement of this Agreement or otherwise limit my obligations under this Agreement

(i)    All remedies provided in this Agreement are cumulative and in addition to all other remedies which may be available at law or in equity.

[Remainder of page intentionally left blank.]

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT (I) I WAS PROVIDED WITH THIS AGREEMENT AT LEAST TEN (10) BUSINESS DAYS BEFORE THE EFFECTIVE DATE OF THIS AGREEMENT AND (II) I HAVE BEEN ADVISED BY THE COMPANY THAT I HAVE THE RIGHT TO CONSULT WITH COUNSEL PRIOR TO SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument and it shall become effective upon the later of the (i) full execution by both parties; or (ii) ten (10) business days after the Company provided me with notice of this Agreement.

Signature:

Print Name:

Date:

THE COMPANY:	RADIUS HEALTH, INC.

By:

Title:

EXHIBIT A

To:	RADIUS HEALTH, INC.

From:

Date:

SUBJECT:         Prior Works or Inventions

The following is a complete list of all Technology (as defined in the Confidentiality and Noncompetition Agreement) that has been created, made, conceived, developed or reduced to practice by me, solely or jointly, prior to my employment with the Company, which belong to me, which relate to the Company’s business, products, or research and development, and which are not assigned to the Company:

☐      No Prior Works or Inventions

☐      See below:

☐      Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

☐      None

☐      See below: